Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto included in this Annual Report on Form 10-K. Statements included in this discussion that are not statements of current or historical information may constitute forward-looking statements. Forward-looking statements include, but are not limited to, statements of plans and objectives, statements of future economic performance or financial projections, statements of assumptions underlying such statements, and statements of the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "will be," "should," "could," "plan," "estimate," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal" or "forecast," variations thereof or similar expressions. Certain risks and uncertainties could cause actual results to differ materially from those reflected in such forward-looking statements. Factors that might cause a difference include, but are not limited to, our ability to successfully implement the strategic relationship with Elutions, the final outcome of the arbitration proceeding with the Company’s former chief executive officer, conditions in the industry sectors that we serve (including the delay of client decisions on proposals and project opportunities along with scope reduction of existing projects), overall economic and business conditions (including the conditions in the credit markets and general economic conditions), our ability to retain the limited number of large clients that constitute a major portion of our revenues, technological advances and competitive factors in the markets in which we compete, and the factors identified in the Cautionary Statement Regarding Forward-Looking Information in Part I of this report. Other factors that we have not identified in this document could also have this effect. All forward-looking statements made in this Annual Report on Form 10-K are made as of the date hereof. We will not necessarily update the information in this Annual Report on Form 10-K if any forward-looking statement later turns out to be inaccurate.

We report our financial data on a 52/53-week fiscal year for reporting purposes. Fiscal years 2013 and 2012 were both composed of 52 weeks. For further discussion of our fiscal year end see Item 8, "Consolidated Financial Statements," Note 1 of the Notes to the Consolidated Financial Statements, "Organization and Summary of Significant Accounting Policies," contained herein.

OVERVIEW

Included in Item 1, "Business" is discussion that includes a general overview of our Business, Market Overview, Business Strategy, Services and Competition. The purpose of this executive overview is to complement the qualitative discussion of the Business from Item 1.

In the first quarter of fiscal year 2014, the Company was internally reorganized to better align the Company’s go-to-market and service delivery capabilities and to maximize opportunities in serving telecommunications, media and technology customers. The three former operating segments within North America (North America Cable and Broadband, North America Telecom and Strategy) were integrated into one operating segment. The EMEA segment is a single reportable, operating segment. In addition, beginning in the first quarter of fiscal year 2014 management of the Company’s United Kingdom strategy practice has been moved from the United States to London and is now reflected in the EMEA segment. Furthermore, the Strategic Alliances reportable segment was added as a single, reportable segment that includes the Company’s world-wide commercial activities undertaken with third party service or solutions providers. The changes mentioned are reflected in the financial information that is provided to our chief operating decision maker.

Cartesian is among the leading providers of professional services and technical solutions to the global leaders in the communications, digital media, and technology industries. We offer a fully integrated suite of consulting offerings including strategy, organizational development, knowledge management, marketing, operational, and technology consulting services. We have consulting experience with almost all major aspects of managing a global communications company. Our portfolio of solutions includes proprietary methodologies and toolsets, deep industry experience, and hands-on operational expertise and licensed software. These solutions assist clients in tackling complex business problems.

Our global investments in targeting the cable industry have re-positioned our business to better serve consolidating telecommunications carriers and the converging global media and entertainment companies. The convergence of communications with media and entertainment, the pace of technological change in the sector, and the consolidation of large telecommunications carriers have required us to focus our strategy on serving our clients in both North America and European markets, continuing to expand our offerings with software products and strengthening our position within the large carriers and media and entertainment companies. Subject to the effects of cyclical economic conditions, our efforts are helping us build what we believe is a more sustainable revenue model over the long-term, which will enable us to expand our global presence. We continue to focus our efforts on identifying, adapting to and capitalizing on the changing dynamics prevalent in the converging communications, media and entertainment industries, as well as providing our wireless and IP services within the communications sector.

Our financial results are affected by macroeconomic conditions, credit market conditions, and the overall level of business confidence. Economic volatility has continued to impact our customer base and has resulted in continued higher levels of unemployment, and significant employee layoffs and reductions in capital and operating expenditures for some of our significant clients in the communications, media and entertainment sectors. We are also experiencing greater pricing pressure and an increased need for enhanced return on investment for projects or added sharing of risk and reward.

Revenues are driven by the ability of our team to secure new project contracts and deliver those projects in a way that adds value to our clients in terms of return on investment or assisting clients to address a need or implement change. For fiscal 2013, revenues increased 4.5% to $55.4 million from $53.0 million for fiscal 2012, driven by our EMEA segment which experienced an increase in project volumes. Our international revenues were approximately 40.7% of total revenues during fiscal 2013 as compared to 30.6% for fiscal 2012. Our revenues are denominated in multiple currencies and may be impacted by currency rate fluctuations.

Generally our client relationships begin with a short-term engagement. Our sales strategy focuses on building long-term relationships with both new and existing clients to gain additional engagements within existing accounts and referrals for new clients. Strategic alliances with other companies are also used to sell services. We anticipate that we will continue to pursue these marketing strategies in the future. The volume of work performed for specific clients may vary from period to period and a major client from one period may not use our services or the same volume of services in another period. In addition, clients generally may end their engagements with little or no penalty or notice. If a client consulting engagement ends earlier than expected, we must re-deploy professional service personnel as any resulting non-billable time could harm margins.

Cost of services consists primarily of compensation for consultants who are employees as well as fees paid to independent contractor organizations and related expense reimbursements. Employee compensation includes certain non-billable time, training, vacation time, benefits and payroll taxes. Gross margins are primarily impacted by the type of consulting services provided; the size of service contracts and negotiated discounts; changes in our pricing policies and those of competitors; utilization rates of consultants and independent subject matter experts; and employee and independent contractor costs, which tend to be higher in a competitive labor market.

Our gross margin was 37.6% for fiscal 2013 compared with 37.8% for fiscal 2012. In general, the most significant items that impact our margins include the mix of project types, utilization of personnel and competitive pricing decisions, including volume discounts.

Sales and marketing expenses consist primarily of personnel salaries, bonuses, and related costs for direct client sales efforts and marketing staff. We primarily use a relationship sales model in which partners, principals and senior consultants generate revenues. In addition, sales and marketing expenses include costs associated with marketing collateral, product development, trade shows and advertising. General and administrative expenses consist mainly of costs for accounting, recruiting and staffing, information technology, personnel, insurance, rent and outside professional services incurred in the normal course of business.

Selling, general and administrative expenses for fiscal 2013 increased 7.7% to $22.8 million from $21.2 million for fiscal 2012. Selling, general and administrative expenses also increased as a percentage of revenues to 41.1% in fiscal 2013 from 39.9% in fiscal 2012. The increase in selling, general and administrative expenses is due primarily to a liability and expenses of $1.5 million that we recorded as a result of the interim ruling in the arbitration action brought by the Company’s former chief executive officer as described in Footnote 10, Commitments and Contingencies, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements and additional non-cash compensation expense of $717,000 related to the issuance of service-based and performance-based non-vested shares, offset partially by proactive measures taken by us to lower operating costs to better align with core revenue generating activities. We continue to evaluate selling, general and administrative expenses to maintain an appropriate cost structure relative to revenue levels.

We recorded net losses of $2.1 million and $1.2 million for fiscal years 2013 and 2012, respectively. The increase in the net loss is due to the liability and expenses of $1.5 million that we recorded as a result of the interim ruling in the arbitration action and the other factors described above. The rate of change in the communications industry, driving convergence of media and telecommunications, consolidation of providers and expanded deployment of wireless capabilities have added both opportunity and uncertainty for our clients. Consolidation within the sector tends to result in increased consolidation of competitors. The supply chain divisions within larger clients, given sector consolidation, also tend to reduce the number of vendors utilized and to negotiate volume programs with select preferred vendors. This activity could result in further price reductions, fewer client projects, under-utilization of consultants, reduced operating margins and loss of market share. Declines in our revenues can have a significant impact on our financial results. Although we have a flexible cost base comprised primarily of employee and related costs, there is a lag in time required to scale the business appropriately if revenues are reduced. In addition, our future revenues and operating results may fluctuate from quarter to quarter based on the number, size and scope of projects in which we are engaged, the contractual terms and degree of completion of such projects, any delays incurred in connection with a project, consultant utilization rates, general economic conditions and other factors.

Cash and cash equivalents increased by $1.6 million during fiscal 2013 primarily due to cash flows from operating activities of $2.1 million, consisting of positive changes in working capital of $2.7 million, partially offset by negative cash flow from the results of operations (after adding back non-cash items to our net loss and before changes in working capital) of $0.6 million.. The positive changes in working capital during fiscal 2013 were primarily due to a decrease in accounts receivable and an increase in trade accounts payable and accrued liabilities, offset partially by an increase in prepaid and other assets. During fiscal 2012, cash and cash equivalents decreased by $1.1 million primarily due to operating activities, including negative cash flow from the results of operations (after adding back non-cash items to our net loss and before changes in working capital) of $0.3 million and negative changes in working capital of $0.6 million. The changes in working capital during fiscal 2012 were primarily due to an increase in accounts receivable. At December 28, 2013, we had working capital of approximately $17.2 million. Working capital decreased by $1.0 million from December 29, 2012 primarily due to negative cash flow from the results of operations (after adding back non-cash items to our net loss and before changes in working capital) in addition to purchases of office equipment, software and computer equipment.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are summarized in Note 1 of the Notes to the Consolidated Financial Statements included in Item 8 "Consolidated Financial Statements" of this report.

While the selection and application of any accounting policy may involve some level of subjective judgments and estimates, we believe the following accounting policies are the most critical to our consolidated financial statements, potentially involve the most subjective judgments in their selection and application, and are the most susceptible to uncertainties and changing conditions:

•	Impairment of Goodwill and Long-lived Assets;

•	Revenue Recognition;

•	Accounting for Income Taxes;

•	Research and Development and Software Development Costs; and

•	Share-based Compensation Expense.

Impairment of Goodwill and Long-lived Assets - As of December 28, 2013, we had $8.2 million in goodwill, which is subject to periodic review for impairment. FASB ASC 350 " Intangibles-Goodwill and Other " requires an evaluation of indefinite-lived intangible assets and goodwill annually and whenever events or circumstances indicate that such assets may be impaired. The evaluation is conducted at the reporting unit level and compares the calculated fair value of the reporting unit to its book value to determine whether impairment has been deemed to occur. As of December 28, 2013, we have approximately $3.9 million and $4.3 million in goodwill allocated to the North America Telecom and EMEA reporting units, respectively. Any impairment charge would be based on the most recent estimates of the recoverability of the recorded goodwill. If the remaining book value assigned to goodwill in an acquisition is higher than the estimated fair value of the reporting unit, there is a requirement to write down these assets.

Fair value of our reporting units is determined using a combination of the income approach and the market approach. The income approach uses a reporting unit's projection of estimated cash flows discounted using a weighted-average cost of capital analysis that reflects current market conditions. We also consider the market approach to valuing our reporting units utilizing revenue and EBITDA multiples. We compare the results of our overall enterprise valuation as determined by the combination of the two approaches to our market capitalization. Based on the results of the annual step one impairment test, management concluded that there was no impairment of goodwill during fiscal years 2013 and 2012. As of the date of the annual impairment test for fiscal year 2013, the fair values of our North America Telecom and EMEA reporting units exceeded their carrying value by 79% and 173%, respectively.

The following describes the significant management judgments related to these approaches and includes a sensitivity analysis with respect to those judgments (provided that a sensitivity analysis is not included for the North America Telecom or EMEA reporting units due to the magnitude of the relative amount of fair value over carrying value):

•	Anticipated future cash flows and terminal value for each reporting unit - The income approach to determining fair value relies on the timing and estimates of future cash flows, including an estimate of terminal value. The projections use management's estimates of economic and market conditions over the projected period including growth rates in revenues and estimates of expected changes in operating margins. Our projections of future cash flows are subject to change as actual results are achieved that differ from those anticipated. Because management frequently updates its projections, we would expect to identify on a timely basis any significant differences between actual results and recent estimates.

•	Selection of an appropriate discount rate - The income approach requires the selection of an appropriate discount rate, which is based on a weighted average cost of capital analysis. The discount rate is affected by changes in short-term interest rates and long-term yields as well as variances in the typical capital structure of marketplace participants. The discount rate is determined based on assumptions that would be used by marketplace participants, and for that reason, the capital structure of selected marketplace participants was used in the weighted average cost of capital analysis. Given the current volatile economic conditions, it is possible that the discount rate will fluctuate in the near term.

•	Selection of an appropriate multiple - The market approach requires the selection of an appropriate multiple to apply to revenues or EBITDA based on comparable guideline company or transaction multiples. It is often difficult to identify companies or transactions with a similar profile in regards to revenue, geographic operations, risk profile and other factors. Given the current volatile economic conditions, it is possible that multiples of guideline companies will fluctuate in the near term.

In accordance with FASB ASC 360, "Property, Plant and Equipment," we use our best estimates based upon reasonable and supportable assumptions and projections to review for impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of our assets might not be recoverable.

Revenue Recognition - We recognize revenues from time and materials consulting contracts in the period in which our services are performed. We recognized $17.7 million and $19.5 million in revenues from time and materials contracts during fiscal years 2013 and 2012, respectively. In addition to time and materials contracts, our other types of contracts include fixed fee contracts. We recognize revenues on milestone or deliverables-based fixed fee contracts and time and materials contracts not to exceed contract price using the percentage of completion-like method described by FASB ASC 605-35, "Revenue Recognition - Construction-Type and Production-Type Contracts ". For fixed fee contracts where services are not based on providing deliverables or achieving milestones, we recognize revenues on a straight-line basis over the period during which such services are expected to be performed. During the fiscal years 2013 and 2012, we recognized $37.7 million and $33.5 million, respectively, in revenues on fixed fee contracts. In connection with some fixed fee contracts, we receive payments from customers that exceed recognized revenues. We record the excess of receipts from customers over recognized revenue as deferred revenue. Deferred revenue is classified as a current liability to the extent it is expected to be earned within twelve months from the date of the balance sheet.

The FASB ASC 605-35 percentage-of-completion-like methodology involves recognizing revenue using the percentage of services completed, on a current cumulative cost to total cost basis, using a reasonably consistent profit margin over the period. Due to the longer term nature of these projects, developing the estimates of costs often requires significant judgment. Factors that must be considered in estimating the progress of work completed and ultimate cost of the projects include, but are not limited to, the availability of labor and labor productivity, the nature and complexity of the work to be performed, and the impact of delayed performance. If changes occur in delivery, productivity or other factors used in developing the estimates of costs or revenues, we revise our cost and revenue estimates, which may result in increases or decreases in revenues and costs, and such revisions are reflected in income in the period in which the facts that give rise to that revision become known.

We also develop, install and support customer software in addition to our traditional consulting services. We recognize revenues in connection with our software sales agreements under FASB ASC 985-605, utilizing the percentage of completion-like method described in FASB ASC 605-35. These agreements include software right-to-use licenses ("RTU's") and related customization and implementation services. Due to the long-term nature of software implementation and the extensive software customization based on normal customer specific requirements, both the RTU’s and implementation services are treated as a single element for revenue recognition purposes.

In addition to the professional services related to the customization and implementation of software, we also provide post-contract support ("PCS") services, including technical support and maintenance services as well as other professional services not essential to the functionality of the software. For those contracts that include PCS service arrangements which are not essential to the functionality of the software solution, we separate the FASB ASC 605-35 software services and PCS services utilizing the multiple-element arrangement model prescribed by FASB ASC 605-25, "Revenue Recognition - Multiple-Element Arrangements ". FASB ASC 605-25 addresses the accounting treatment for an arrangement to provide the delivery or performance of multiple products and/or services where the delivery of a product or system or performance of services may occur at different points in time or over different periods of time. We utilize FASB ASC 605-25 to separate the PCS service elements and allocate total contract consideration to the contract elements based on the relative fair value of those elements utilizing PCS renewal terms as evidence of fair value. Revenues from PCS services are recognized ratably on a straight-line basis over the term of the support and maintenance agreement.

Accounting for Income Taxes - Accounting for income taxes requires significant estimates and judgments on the part of management. Such estimates and judgments include, but are not limited to, the effective tax rate anticipated to apply to tax differences that are expected to reverse in the future, the sufficiency of taxable income in future periods to realize the benefits of net deferred tax assets and net operating losses currently recorded and the likelihood that tax positions taken in tax returns will be sustained on audit. We account for income taxes in accordance with FASB ASC 740 "Income Taxes." As required by FASB ASC 740, we record deferred tax assets or liabilities based on differences between financial reporting and tax basis of assets and liabilities using currently enacted rates that will be in effect when the differences are expected to reverse. FASB ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of December 28, 2013, cumulative valuation allowances in the amount of $32.1 million were recorded in connection with the net deferred income tax assets. As required by FASB ASC 740, we have performed a comprehensive review of our portfolio of uncertain tax positions in accordance with recognition standards established by the guidance. Pursuant to FASB ASC 740, an uncertain tax position represents our expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As of December 28, 2013, we have no recorded liability for unrecognized tax benefits.

We have generated substantial deferred income tax assets related to our domestic operations, and to a lesser extent our international operations, primarily from the accelerated financial statement write-off of goodwill, the charge to compensation expense taken for stock options and net operating losses. Within our foreign operations, mostly domiciled within the United Kingdom, we have generated deferred tax assets primarily from the charge to compensation expense for stock options and operating losses. For us to realize the income tax benefit of these assets in the applicable jurisdiction, we must generate sufficient taxable income in future periods when such deductions are allowed for income tax purposes. In some cases where deferred taxes were the result of compensation expense recognized on stock options, our ability to realize the income tax benefit of these assets is also dependent on our share price increasing to a point where these options have intrinsic value at least equal to the grant date fair value and are exercised. In assessing whether a valuation allowance is needed in connection with our deferred income tax assets, we have evaluated our ability to generate sufficient taxable income in future periods to utilize the benefit of the deferred income tax assets. We continue to evaluate our ability to use recorded deferred income tax asset balances. If we continue to report domestic or international operating losses for financial reporting in future years in either our domestic or international operations, no additional tax benefit would be recognized for those losses, since we will not have accumulated enough positive evidence to support our ability to utilize net operating loss carry-forwards in the future.

International operations have become a significant part of our business. As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We utilize a "cost plus fixed margin" transfer pricing methodology as it relates to inter-company charges for headquarters support services performed by our domestic entities on behalf of various foreign affiliates. The judgments and estimates used are subject to challenge by domestic and foreign taxing authorities. It is possible that such authorities could challenge those judgments and estimates and draw conclusions that would cause us to incur liabilities in excess of those currently recorded. We use an estimate of our annual effective tax rate at each interim period based upon the facts and circumstances available at that time, while the actual annual effective tax rate is calculated at year-end. Changes in the geographical mix or estimated amount of annual pre-tax income could impact our overall effective tax rate.

Research and Development and Software Development Costs - Software development costs are accounted for in accordance with FASB ASC 985-20, " Software - Costs of Software to Be Sold, Leased, or Marketed ." Capitalization of software development costs for products to be sold to third parties begins upon the establishment of technological feasibility and ceases when the product is available for general release. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, the date technological feasibility is reached, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. We capitalize development costs incurred during the period between the establishment of technological feasibility and the release of the final product to customers if such costs are material. During fiscal years 2013 and 2012, $525,000 and $499,000, respectively, of these costs were expensed as incurred. No software development costs were capitalized during either fiscal year 2013 or 2012.

Share-based Compensation Expense - We grant stock options and non-vested stock to our employees under stock incentive plans and also provide employees the right to purchase our stock at a discount pursuant to an employee stock purchase plan. The benefits provided under these plans are share-based payment awards subject to the provisions of FASB ASC 718, “Compensation-Stock Compensation.” Under FASB ASC 718, we are required to make significant estimates related to determining the value of our share-based compensation. If factors change and we develop different assumptions in the application of FASB ASC 718 in future periods, the compensation expense that we record under FASB ASC 718 may differ significantly from what we have recorded in the current period. There is a high degree of subjectivity involved when using option pricing models to estimate share-based compensation under FASB ASC 718. Changes in the subjective input assumptions can materially affect our estimates of fair values of our share-based compensation. Certain share-based payment awards, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, values may be realized from these instruments that are significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Although the fair value of employee share-based awards is determined in accordance with FASB ASC 718 and SEC’s Staff Accounting Bulletin (“SAB”) SAB No. 110 using an option pricing model, such value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

For stock options, we calculate grant date fair value using the Black-Scholes valuation model. Our expected stock-price volatility assumption is based on historical volatilities of the underlying stock which are obtained from public data sources. The expected term of options granted is based on the simplified method in accordance with the SAB No. 110 as our historical share option exercise experience does not provide a reasonable basis for estimation. Expense for the awards ultimately expected to vest is recognized on a graded vesting schedule over the vesting period.

For non-vested, performance-based stock awards, compensation expense is recognized based on management’s expectations with regard to achievement of certain performance and service conditions. The fair value of the awards is determined based on the market value of the underlying stock at the grant date. Expense for the awards ultimately expected to vest is recognized on a straight-line basis over the implied service period of the award. There is a high degree of subjectivity involved when determining the number of awards which are expected to vest over the service period based on projections of the underlying performance measure. Changes in assumptions related to the achievement of the performance measure may materially affect the amount of expense recognized by the Company for performance-based non-vested stock.

For non-vested, service-based stock awards, compensation is recognized based on achievement of service conditions alone. The fair value of the awards is determined based on the market value of the underlying stock at the grant date. Expense for the awards ultimately expected to vest is recognized on a graded vesting schedule over the vesting period.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“FASB ASU 2013-11”).   The update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The provisions of FASB ASU 2013-11 are effective for annual and interim periods beginning after December 15, 2013. The Company does not anticipate that the adoption of the provisions of FASB ASU 2013-11 will have a material impact on the Company's consolidated financial statements.

RESULTS OF OPERATIONS

FISCAL 2013 COMPARED TO FISCAL 2012

REVENUES

Revenues increased $2.4 million, or 4.5%, to $55.4 million for fiscal year 2013 from $53.0 million for fiscal year 2012. The increase in revenues was primarily related to our EMEA segment which experienced an increase in project volumes.

North America Segment - North America segment revenues decreased $3.4 million or 9.4%, to $32.7 million for fiscal year 2013 from $36.1 million for fiscal year 2012. During fiscal year 2013, this segment provided services on 133 customer projects, compared to 140 projects performed in fiscal year 2012. Average revenue per project was $246,000 and $258,000 for fiscal years ended December 28, 2013 and December 29, 2012, respectively. Revenues recognized in connection with fixed price engagements totaled $20.8 million and $22.0 million, representing 63.6% and 60.9% of total revenues of the segment, for the fiscal years ended December 28, 2013 and December 29, 2012, respectively. There were no revenues from software licensing during both fiscal 2013 and 2012.

EMEA Segment - EMEA segment revenues increased 34.3% to $22.7 million for the fiscal year ended December 28, 2013 from $16.9 million for the fiscal year ended December 29, 2012. The increase in revenues was primarily related to an increase in demand for consulting services and technical solutions. During fiscal years 2013 and 2012, this segment provided services on 240 and 182 customer projects, respectively. Average revenue per project was approximately $84,000 and $65,000, respectively, for the fiscal years ended December 28, 2013 and December 29, 2012. Revenues from post-contract support services were approximately $2.3 million and $2.9 million for fiscal years 2013 and 2012, respectively. Software licensing revenues were immaterial in fiscal 2013 and 2012.

COST OF SERVICES

Cost of services increased 4.8% to $34.5 million for fiscal year 2013 compared to $33.0 million for fiscal year 2012. Our gross margin was 37.6% for fiscal year 2013, compared to 37.8% for fiscal year 2012. Cost of services during fiscal year 2013 was $20.5 million and $14.0 million in our North America and EMEA segments, respectively. Cost of services during fiscal year 2012 was $22.3 million and $10.7 million in our North America and EMEA segments, respectively. Our North America segment gross margin was 37.5% for fiscal year 2013 compared to 38.3% for fiscal year 2012. The decrease in gross margin in 2013 as compared to the same period of 2012 in our North America segment is primarily due to a reduction in both revenues and utilization within our strategy consulting practice and increased pricing pressure by client supply chain groups for placement of subject matter experts. Our EMEA segment gross margin was 37.9% for fiscal year 2013 compared to 36.9% for fiscal year 2012. The gross margin increase in the EMEA segment is primarily related to increases in revenues per project and higher staff utilization.

OPERATING EXPENSES

Selling, general and administrative expenses increased 7.7% to $22.8 million for fiscal year 2013, compared to $21.2 million for fiscal year 2012. The increase in selling, general and administrative expenses in fiscal 2013 is primarily due to a liability and expenses of $1.5 million that we recorded as a result of the interim ruling in the arbitration action brought by the Company’s former chief executive officer as described in Footnote 10, Commitments and Contingencies, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements and additional non-cash compensation expense of $717,000 related to service-based and performance-based non-vested shares described in Footnote 3, Share-based Compensation, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements, offset partially by proactive measures taken by us to lower salary and other personnel related costs and reduce travel and entertainment expenditures to better align our cost structure with our customer base and core revenue generating activities.

INCOME TAXES

During the fiscal years ended December 28, 2013 and December 29, 2012 we recorded income tax provisions of $114,000 and $106,000, respectively. The income tax provisions for both periods are related to deferred taxes recognized on goodwill amortized for income tax purposes but not for financial reporting purposes. For both fiscal years, we recorded no income tax benefit related to our domestic and international pre-tax losses in accordance with the provisions of FASB ASC 740, " Income Taxes ", which requires an estimation of our ability to use recorded deferred income tax assets. We currently have recorded a valuation allowance against all domestic and international deferred income tax assets generated due to uncertainty about their ultimate realization as a result of our history of operating losses. If we continue to report net operating losses for financial reporting in either our domestic or international operations, no additional tax benefit would be recognized for those losses, since we will not have accumulated enough positive evidence to support our ability to utilize the net operating loss carry-forwards in the future.

NET LOSS

We had a net loss of $2.1 million for fiscal year 2013, compared to a net loss of $1.2 million for fiscal year 2012. The increase in the net loss is due to the liability and expenses of $1.5 million that we recorded as a result of the interim ruling in the arbitration action and the other factors described above.

STATEMENT REGARDING NON-GAAP FINANCIAL MEASUREMENT

In addition to net loss and net loss per share on a GAAP basis, Cartesian's management uses a non-GAAP financial measure, "Non-GAAP adjusted net income or loss," in its evaluation of our performance, particularly when comparing performance to the prior year's period and on a sequential basis. This non-GAAP measure contains certain non-GAAP adjustments which are described in the following schedule entitled "Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Income (Loss)." In making these non-GAAP adjustments, we take into account certain non-cash expenses and benefits, including tax effects as applicable, and the impact of certain items that are generally not expected to be on-going in nature or that are unrelated to our core operations. Management believes the exclusion of these items provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating our performance utilizing GAAP financial information. We believe that providing such adjusted results allows investors and other users of our financial statements to better understand Cartesian's comparative operating performance for the periods presented. Cartesian's non-GAAP measure may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although Cartesian's management believes the non-GAAP financial measure is useful in evaluating the performance of its business, Cartesian acknowledges that items excluded from such measure have a material impact on our net loss and net loss per share calculated in accordance with GAAP. Therefore, management uses non-GAAP measures in conjunction with GAAP results. Investors and other users of our financial information should also consider the above factors when evaluating Cartesian's results.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

(unaudited)

(in thousands, except per share data)

	Fifty-Two Weeks Ended December 28, 2013	Fifty-Two Weeks Ended December 29, 2012

Reconciliation of GAAP net loss to non-GAAP adjusted net income (loss):
GAAP net loss	$(2,052)	$(1,187)

Depreciation and amortization	670	767
Non-cash share based compensation expense	737	21
Accrued severance liability	1,491	-
Tax effect of applicable non-GAAP adjustments (1)	114	106
Adjustments to GAAP net loss	3,012	894

Non-GAAP adjusted net income (loss)	$960	$(293)

Reconciliation of GAAP net loss per diluted common share to non-GAAP adjusted net income (loss) per diluted common share:
GAAP net loss per diluted common share	$(0.28)	$(0.17)

Depreciation and amortization	0.09	0.11
Non-cash share based compensation expense	0.10	0.00
Accrued severance liability	0.20	-
Tax effect of applicable non-GAAP adjustments (1)	0.02	0.02
Adjustments to GAAP net loss per diluted common share	0.41	0.13

Non-GAAP adjusted net income (loss) per diluted common share	$0.13	$(0.04)

Weighted average shares used in calculation of non-GAAP adjusted net income (loss) per diluted common share	7,203	7,103

(1)	The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item after consideration of the Company’s valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by (used in) operating activities was $2.1 million and $(0.9) million for fiscal years 2013 and 2012, respectively. Cash flows used in the results of operations (after adding back non-cash items to our net loss and before changes in working capital) were $0.6 million and $0.3 million for fiscal years 2013 and 2012, respectively. During fiscal 2013, changes to net working capital increased cash from operating activities by $2.7 million, while changes to net working capital resulted in a decrease in cash from operating activities of $0.6 million during fiscal 2012. Changes in net working capital during fiscal year 2013 were primarily due to a decrease in accounts receivable and an increase in trade accounts payable and accrued liabilities, including the accrual of $1.5 million in contractual severance to the Company’s former chief executive office, offset partially by an increase in prepaid and other assets while changes in net working capital during fiscal year 2012 were primarily due to an increase in accounts receivable.

Net cash used in investing activities was $0.5 million and $0.3 million for fiscal years 2013 and 2012, respectively. The net cash used in investing activities during both fiscal years 2013 and 2012 related exclusively to the purchase of office equipment, software and computer equipment.

Net cash (used in) provided by financing activities was $(1,000) and $42,000 for fiscal years 2013 and 2012, respectively. The net cash used in financing activities during fiscal year 2013 related to $44,000 used to repurchase common stock for employee income tax withholding offset by $43,000 received for stock purchases made under the Employee Stock Purchase Plan. Financing activities during 2012 related exclusively to proceeds received for stock purchases made under the Employee Stock Purchase Plan.

At December 28, 2013, we had approximately $13.8 million in cash and cash equivalents and $17.2 million in net working capital. At December 28, 2013, $3.4 million of our cash and cash equivalents were denominated in British pounds sterling, which we would be able to repatriate, if needed, without any negative U.S. income tax consequences. In addition, as discussed below, subsequent to fiscal 2013 year end, the Company received cash of $5.3 million upon the closing of the transaction contemplated by the Investment Agreement entered into with Elutions. We believe we have sufficient cash and cash equivalents to meet anticipated cash and working capital requirements, including anticipated capital expenditures for at least the next 12 months and the funding of any liability associated with the arbitration with our former chief executive officer. Furthermore, based on an analysis of our investments classified as cash equivalents, we do not believe that we have any material risk related to the liquidity or valuation of these investments, nor do we believe that we have any material counterparty credit risk related to these investments. Should our cash and cash equivalents prove insufficient, we may need to obtain new debt or equity financing to support our operations or complete acquisitions. If we need to obtain new debt or equity financing to support our operations or complete acquisitions in the future, we may be unable to obtain debt or equity financing on reasonable terms. We have established a flexible model that provides a lower fixed cost structure than most consulting firms, enabling us to scale operating cost structures more quickly based on market conditions, although there is a lag in time required to scale the business appropriately if revenues are reduced. Our strong balance sheet has enabled us to make acquisitions and related investments in intellectual property and businesses we believe are enabling us to capitalize on the current transformation of the industry; however, if demand for our consulting services is reduced and we experience negative cash flow, we could experience liquidity challenges at some point in the future.

On February 25, 2014, the Company entered into an Investment Agreement with Elutions, a provider of operational business intelligence solutions. Under the Investment Agreement, among other things, the Company agreed to issue and sell shares of common stock to Elutions and the parties agreed that a subsidiary of Elutions would loan funds to a subsidiary of the Company. On March 18, 2014, the Company and Elutions completed the closing of the transactions contemplated under the Investment Agreement. At the Closing, the Company issued and sold 609,756 shares of common stock to Elutions at a price of $3.28 per share, for an aggregate purchase price of $2.0 million and the Company's subsidiary, Cartesian Limited, issued a non-convertible promissory note payable to Elutions Capital Ventures S.à r.l, a subsidiary of Elutions, in an aggregate original principal amount of $3.3 million. The promissory note bears interest at the rate of 7.825% per year, payable monthly, and matures on March 18, 2019. See Footnote 12, Subsequent Events, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements, of this report and the Investment Agreement incorporated by reference as Exhibit 10.26 to this report.

On March 3, 2014, the arbitrator in the action by the Company’s former chief executive officer issued an interim award finding that Mr. Nespola's employment was terminated without cause and that Mr. Nespola is entitled to severance under his employment agreement. In the second phase of the proceedings, the arbitrator will rule on Mr. Nespola's claim for damages, attorneys' fees and costs based upon the interim award and the Company's claim for certain attorneys' fees and costs. Based on the interim ruling, the Company believes it is probable that a liability for contractual severance, attorneys' fees and costs exists at December 28, 2013 related to this action. The Company has recorded a liability of $1.5 million for the amount of severance which may be payable under the terms of Mr. Nespola’s employment agreement. The amount of any award granted by the arbitrator could be materially higher than the liability recorded. See Footnote 10, Commitments and Contingencies, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements, of this report.

FINANCIAL COMMITMENTS

As described in the Company’s discussion of liquidity and capital resources above, on March 18, 2014 the Company’s subsidiary, Cartesian Limited, issued a non-convertible promissory note in the amount of $3.3 million as part of the Investment Agreement with Elutions. The promissory note may be called by the holder at any time and may be prepaid by Cartesian Limited after 18 months if the trading price of the Company's common stock exceeds $5.50 per share for a specified period of time and may be prepaid by Cartesian Limited at any time after 30 months. Upon occurrence of an event of default, the Note would bear interest at 9.825% per year and could be declared immediately due and payable. See Footnote 12, Subsequent Events, in the Notes to the Consolidated Financial Statements included in Item 8, Consolidated Financial Statements, of this report.

During fiscal year 2012, the Company renewed a purchase agreement, committing to purchase a minimum of $285,000 in computer software over a three year period ending in the first quarter of fiscal year 2015. As of December 28, 2013 and December 29, 2012, respectively, the Company had obligations of $119,000 and $214,000 remaining under this commitment.